UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                               November 4, 1997
                       (Date of earliest event reported)

Commission File Number: 0-18201



                            EQUIVEST FINANCE, INC.
            (Exact name of Registrant as specified in its charter)

Florida                                                             59-2346270
(State or other jurisdiction of          (I.R.S. Employer Identification  No.)
Incorporation or organization)

2 CLINTON SQUARE, SYRACUSE, NEW YORK                                     13202
(Address of principal executive offices)                            (Zip code)

Registrant's telephone number, including area code:  (315) 422-9088

Item 5.        Other Events

                                 PRESS RELEASE

                   Equivest Finance, Inc. Announces Increase
                           In Third-Quarter Earnings

     Syracuse, New York, November 4, 1997.  Equivest Finance, Inc. (NASD-
EQUI) announced record net income for the quarter and the year to date ended September 30, 1997.
     For the three months ended September 30, 1997, income before taxes increased 141% to $632,500, compared with $262,400 for the same period in
1996.   Net income after tax for the quarter rose to $632,500, an increase of
144.8% over the $258,400 in the year-earlier period. Revenues in the quarter increased 12.6% to $3,884,100 from $3,448,000 for the year earlier period. Total expenses increased 2.1% to $3,251,000 from $3,185,600 in the year earlier quarterly period. Primary earnings per share for the quarter increased to $0.05 from $0.01, while fully diluted earnings per share increased to $0.03 from $0.01. At September 30, 1997, total reported capital was $6,270,300, up 55.3 % since year end 1996.

     Richard C. Breeden, Chairman and C.E.O. of Equivest, stated; "We are very pleased with the continuing robust growth in the company's earnings for the quarter and the year to date. We have achieved this record while also adding new board members and arranging a major new financing program. The continuing increase in the capital base is also an important step for the future, along with strong quality standards for new originations."

     Net income before taxes for the nine months ended September 30, 1997, was $2,413,000, compared with $1,223,200 in the comparable period in 1996. This represented an increase of 97.3% over the prior period. Net income after tax for the nine-month period in 1997 was $2,233,000, up 104.8% over earnings of $1,090,200 for the same period in the prior year. Primary and fully diluted earnings per share were $0.18 and $0.10 in 1997, compared with $0.07 and $0.04, respectively, in 1996. The company reported net income after tax of $1,660,245 for the entire year of 1996.

     Total revenues for the nine months ended September 30, 1997, increased 9.9% to $11,534,300, compared with $10,498,700 for the comparable period in 1996. For the nine months in 1997 total expenses were $9,121,300, down 1.7% from $9,275,500 for the year-earlier period.

     Through its wholly-owned subsidiary Resort Funding, Inc., the company specializes in financing the development of destination resorts in the timeshare industry, as well as the purchase of vacation ownership intervals purchased by consumers in timeshare resorts. The company currently finances approximately 35 different resorts in the United States, the Caribbean and Europe, with approximately, $120 million of outstanding loans in the timeshare field.

Contact:  Ben Cesare of Shandwick USA at (212) 420-8100 x 233

     NOTE TO INVESTORS: Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform

Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers of indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.